EXHIBIT 10.1

ADDENDUM NUMBER ONE

to

INSURANCE CAPITAL BUILD-UP INCENTIVE PROGRAM SURPLUS NOTE

BETWEEN THE STATE BOARD OF ADMINISTRATION OF FLORIDA AND

UNITED PROPERTY & CASUALTY INSURANCE COMPANY

Effective: July 1, 2008

During the 2008 legislative session, CS/CS/SB 2860 passed and became law on July 1, 2008. Section 2 of the bill provides for changes to Section 215.5595, F.S. As such, subsection 215.5595(10), F.S., allows the State Board of Administration to “…renegotiate the terms of any surplus note issued by an insurer prior to January 2008 under this program upon the agreement of the insurer and the board and consistent with the requirements of this section as amended in 2008.”

Pursuant to the authorization provided in Section 215.5595, F.S., as amended, the undersigned parties to this Surplus Note executed on September 22, 2006, between United Property & Casualty Insurance Company, (NAIC #10969) and the State Board of Administration of Florida (“Board”) hereby agree to the following amended terms and conditions.

Addendum Number One is not retroactive and does not change any provision of the Surplus Note as executed on September 22, 2006, except that as of July 1, 2008, the following provisions of the Surplus Note are made effective and will be applied only on a prospective basis. All other provisions of the Surplus Note shall remain in full force and effect.

1.	Surplus Note page one, third paragraph shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

For and in consideration of the mutual agreements as set forth, the Insurer hereby makes a contribution to Surplus in New Capital of $20 million and covenants to meet the Minimum Writing Ratio of Premium to Surplus as specified in this Surplus Note Addendum Number One during the remaining term of this Surplus Note beginning on July 1, 2008. All amounts due and invoiced under the requirements of the original Surplus Note, including but not limited to interest, additional interest charges for not meeting Minimum Writing Ratio requirements, and any late fees; remain due until paid and are not affected by this Addendum Number One.

2.	The following paragraphs in the Definitions section of the Surplus Note shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

(h) “Minimum Required Surplus” means that the Insurer’s Surplus equals at least $50 million or for Insurers writing only manufactured housing policies, at least $14 million.

(i) “Minimum Writing Ratio” is met by meeting either the Net Written Premium to Surplus writing ratio or the Gross Written Premium to Surplus writing ratio specified below for each quarter as certified quarterly by the Office.

1.

The Net Written Premium to Surplus writing ratio means a Net Written Premium to Surplus ratio of at least 1:1 from July 1, 2008 through the end of the first calendar year on December 31, 2008, a 1.5:1 ratio for the second calendar year from January 1, 2009 through December 31, 2009, and a 2:1 ratio for the third calendar year beginning on January 1, 2010 and thereafter for the remaining term of the Surplus Note.

2.

The Gross Written Premium to Surplus writing ratio means a Gross Written Premium to Surplus ratio of at least 3:1 from July 1, 2008 through the end of the first calendar year on December 31, 2008, a 4.5:1 ratio for the second calendar year from January 1, 2009 through December 31, 2009, and a 6:1 ratio for the third calendar year beginning on January 1, 2010 and thereafter for the remaining term of the Surplus Note.

(l) “Surplus Note” means the Surplus Note issued by the Board and Addendum Number One thereto which provisions apply prospectively beginning on July 1, 2008.

(q) “Surplus” for purposes of determining the Writing Ratio means the Insurer’s initial New Capital contribution for this Surplus Note and the outstanding principal balance of the Surplus Note. For all other purposes, Surplus means the Insurer’s admitted assets less the Insurer’s liabilities and refers to the entire Surplus of the Insurer.

3.	The Definitions section of the Surplus Note shall be hereby amended as follows to add the following paragraph (r) effective prospectively beginning on July 1, 2008.

(r) “Gross Written Premium” means direct Premium plus assumed Premium.

4.	The following paragraphs in the Surplus Note shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

(3)(e) Writing Ratio: The Insurer represents that it will meet the Minimum Writing Ratio as defined in Addendum Number One to the Surplus Note effective prospectively from July 1, 2008 as determined by the Office and certified to the Board quarterly, beginning with the Quarterly Written Premium Report for the quarter ending September 30, 2008 due to the Board by November 15, 2008.

(3)(f) The Insurer agrees that it will make all quarterly filings using Form SBA 15-3 as amended to the Office. This Form is available on the Board’s website, www.sbafla.com, under “Insurance Capital Build-Up Incentive Program” then “Quarterly Written Premium Report.”

(4)(d) Repayment Limitations: Any payment of principal or interest by the Insurer on this Surplus Note must be approved by the Commissioner, who shall approve the payment unless the Commissioner determines that such payment will Substantially Impair the financial condition of the Insurer. If such a determination is made, the Commissioner shall approve such payment that will not Substantially Impair the financial condition of the Insurer. The

Board will seek approval of payments from the Commissioner and will notify any Insurer if a payment of principal and/or interest has been disapproved or, if a lower amount has been approved, the amount by which the usual payment is to be reduced. Interest shall continue to accrue until paid including during periods when payment approval has not been granted.

5.	Paragraph (4)(e) in the Surplus Note shall be stricken effective prospectively beginning on July 1, 2008.

6.	Paragraph (5)(a)1 in the Surplus Note shall be stricken effective prospectively beginning on July 1, 2008.

7.	Paragraphs (5)(a)2 and 3 in the Surplus Note shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

(5)(a)2. Failure to submit quarterly filings of Form SBA 15-3 as amended to the Office.

(5)(a)3. Failure to maintain the Minimum Required Surplus except for situations involving the payment of losses resulting from a catastrophic event or a series of events resulting in catastrophic losses or where Minimum Required Surplus is reduced as a result of the accounting treatment for deferred acquisition costs or where the Minimum Required Surplus is reduced as a result of repayment of the principal on this Surplus Note.

8.	Paragraph (5)(a) in the Surplus Note shall be hereby amended as follows to add the following sub-paragraph 9 effective prospectively beginning on July 1, 2008:

(5)(a)9. Failure to maintain a level of Surplus and reinsurance sufficient to cover in excess of the Insurer’s 1-in-100 year probable maximum loss as agreed to in paragraph (9) of the Surplus Note as amended.

9.	Paragraph (6) in the Surplus Note shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

(6) Reorganization, Dissolution, or Liquidation: In the event of reorganization, dissolution, 100% reinsurance or liquidation of Insurer, pursuant to Section 215.5595(5), F.S., the Board shall be treated as a creditor pursuant to Section 631.271, F.S., for the unpaid principal and interest on this Surplus Note.

10.	Paragraphs (9)(a), (b), and (c) Supplemental Agreements shall be stricken effective prospectively beginning on July 1, 2008.

11.	Paragraph (9)(d) Supplemental Agreements shall be hereby amended effective prospectively beginning on July 1, 2008 to read as follows:

(9)(d) Increase in interest rate for failure to meet the Minimum Writing Ratio. (See the Minimum Writing Ratio and Interest Rate Charges Table below).

1.	From July 1, 2008 through December 31, 2008, each quarter the Insurer’s writing ratio based on Net Written Premium to Surplus drops between .5:1 and 1:1, the Board and the

Insurer agree that the interest rate as specified in provision (4)(b) will be increased by 25 basis points until the 1:1 Net Written Premium to Surplus writing ratio is met. From January 1, 2009 through December 31, 2009, the interest rate will be increased by 25 basis points each quarter the Net Written Premium to Surplus writing ratio drops between 1:1 and 1.5:1 until the 1.5:1 ratio is met. Beginning January 1, 2010 and continuing for the term of the Surplus Note, the interest rate will be increased by 25 basis points each quarter the Net Written Premium to Surplus writing ratio drops between 1.5:1 and 2:1 until the 2:1 ratio is met.

From July 1, 2008 through December 31, 2008, each quarter the Insurer’s writing ratio based on Net Written Premium to Surplus drops below .5:1, the Board and the Insurer agree that the interest rate as specified in provision (4)(b) will be increased by 450 basis points until the .5:1 Net Written Premium to Surplus writing ratio is met. From January 1, 2009 through December 31, 2009, the interest rate will be increased by 450 basis points each quarter the Net Written Premium to Surplus writing ratio drops below 1:1 until the 1:1 ratio is met. Beginning January 1, 2010 and continuing for the term of the Surplus Note, the interest rate will be increased by 450 basis points each quarter the Net Written Premium to Surplus writing ratio drops below 1.5:1 until the 1.5:1 ratio is met.

2.

From July 1, 2008 through December 31, 2008, each quarter the Insurer’s writing ratio based on Gross Written Premium to Surplus drops between 2:1 and 3:1, the Board and the Insurer agree that the interest rate as specified in provision (4)(b) will be increased by 25 basis points until the 3:1 Gross Written Premium to Surplus writing ratio is met. From January 1, 2009 through December 31, 2009, the interest rate will be increased by 25 basis points each quarter the Gross Written Premium to Surplus writing ratio drops between 3:1 and 4.5:1 until the 4.5:1 ratio is met. Beginning January 1, 2010 and continuing for the term of the Surplus Note, the interest rate will be increased by 25 basis points each quarter the Gross Written Premium to Surplus writing ratio drops between 4.5:1 and 6:1 until the 6:1 ratio is met.

From July 1, 2008 through December 31, 2008, each quarter the Insurer’s writing ratio based on Gross Written Premium to Surplus drops below 2:1, the Board and the Insurer agree that the interest rate as specified in provision (4)(b) will be increased by 450 basis points until the 2:1 Gross Written Premium to Surplus writing ratio is met. From January 1, 2009 through December 31, 2009, the interest rate will be increased by 450 basis points each quarter the Gross Written Premium to Surplus writing ratio drops below 3:1 until the 3:1 ratio is met. Beginning January 1, 2010 and continuing for the term of the Surplus Note, the interest rate will be increased by 450 basis points each quarter the Gross Written Premium to Surplus writing ratio drops below 4.5:1 until the 4.5:1 ratio is met.

Minimum Writing Ratio and Interest Rate Charges Table
Calendar Year	Increase in Interest Rate	Net Written Premium to Surplus Ratio Range	Net Written Premium to Surplus Requirement	Gross Written Premium to Surplus Ratio Range	Gross Written Premium to Surplus Requirement
1 7/1/08 – 12/31/08	25 bps	.5:1 < 1:1	1:1	2:1 < 3:1	3:1
	450 bps	<.5:1		<2:1
2 1/1/09 – 12/31/09	25 bps	1:1 < 1.5:1	1.5:1	3:1 < 4.5:1	4.5:1
	450 bps	<1:1		<3:1
3 1/1/10 – Thereafter	25 bps	1.5:1 < 2:1	2:1	4.5:1 < 6:1	6:1
	450 bps	<1.5:1		< 4.5:1

bps = basis points

3.

The Insurer agrees to repay the Surplus Note or that portion of the Surplus Note such that the Minimum Writing Ratio will be obtained the following quarter if conditions a. and b. below exists provided that the Insurer is capable of repayment without creating a financially hazardous condition. The Board will consult with the Office in order to avoid financially hazardous issues and, as a result, may direct the Insurer to follow an alternative accelerated repayment plan acceptable to the Office.

a.	The Insurer’s writing ratio based on Net Written Premium to Surplus drops below 1:1 for three consecutive quarters beginning January 1, 2010.

b.	The Insurer’s writing ratio based on Gross Written Premium to Surplus drops below 3:1 for three consecutive quarters beginning January 1, 2010.

12.	Paragraph (9) Supplemental Agreements shall be hereby amended to add the following sub-paragraphs (g), (h), and (i) effective prospectively beginning on July 1, 2008:

(9)(g) A late fee in the amount of 5% of the invoiced amount will be charged if a payment is received five days after the due date. A late fee will not be charged if it results from a delay beyond the control of the Insurer arising from the Office’s disapproval of the payment or delay in issuing approval of the payment of interest or principal. Late fees may be charged for late payments or other late remittances.

(9)(h) Any other surplus notes not issued in conjunction with the Insurance Capital Build-Up Incentive Program will be subordinated to this Surplus Note.

(9)(i) The Insurer agrees to maintain a level of Surplus and reinsurance sufficient to cover in excess of its 1-in-100 year probable maximum loss, as determined by a hurricane loss model accepted by the Florida Commission on Hurricane Loss Projection Methodology as certified by the Office annually.

13.

Except as otherwise noted in this Addendum Number One, all the duties, responsibilities, and obligations agreed to in the Surplus Note executed on September 22, 2006 shall continue in full force and effect.

IN WITNESS WHEREOF, this Addendum Number One to the Surplus Note has been executed as of the dates below.

We are each, respectively, executive officers of the Insurer and are acting within our authority in executing this Surplus Note Addendum.

Attested to:

By:
	Name	Print Name & Title	Date

STATE OF ________________________________	}
COUNTY OF ______________________________	}

The foregoing instrument was acknowledged before me by                         , personally known to me              or who presented an identification.

This          day of                     , 2008.

NOTARY PUBLIC
My Commission Expires:

By:
	Name	Print Name & Title	Date

STATE OF ________________________________	}
COUNTY OF ______________________________	}

The foregoing instrument was acknowledged before me by                     , personally known to me          or who presented an identification.

This          day of                     , 2008.

NOTARY PUBLIC
My Commission Expires:

The State Board of Administration of Florida

By:
	Ashbel C. Williams	Date
Executive Director & CIO